QuantumScape Appoints Dr. Siva Sivaram as CEO to Lead Next Phase of Growth

Co-founder Jagdeep Singh to continue as Chairman of the Board

SAN JOSE, Calif. — February 14, 2024 — QuantumScape Corporation(NYSE: QS), a leader in next-generation solid-state lithium-metal battery technology, today announced the appointment of current President, Dr. Siva Sivaram, as CEO and as a member of the board of directors, effective February 15, 2024. Co-founder and CEO Jagdeep Singh will continue to serve as Chairman of the Board of Directors.

Dr. Sivaram, a semiconductor and data storage industry veteran, joined QuantumScape as President in September 2023. He joined from Western Digital Corp., where he also served as President, leading corporate strategy and technology. His deep technical acumen and decades of experience taking complex emerging technologies into high-volume production, building factories, establishing partnerships and scaling manufacturing worldwide made him a natural fit for the role.

Over the last year, the company achieved several important milestones that set the foundation for future growth. QuantumScape’s best-performing A0 prototype cell achieved more than 1,000 full cycle equivalents with 95% discharge energy retention in testing at PowerCo’s labs. The company made key improvements to the components and processes necessary to transition from prototype to product, bolstered the balance sheet with a follow-on offering, strengthened relationships with OEM partners, and announced the first planned commercial product, QSE-5. Mr. Singh initiated the succession planning process in consultation with the board early last year, seeking to recruit a leader with extensive experience in manufacturing sophisticated technology products, to help lead QuantumScape’s efforts through the next phase of its growth.

“Founding QuantumScape has been the highlight of my career. I profoundly believe in the mission and the success of this company and team, and we are closer than ever to having a real impact on the automotive industry,” said Mr. Singh. “Siva immediately impressed the team after coming on as President with his operational skills, strategic vision and ability to drive results. Siva is the right leader at the right time to take on the challenge of bringing the company’s technology into high-volume production. I look forward to our continued work together to bring QuantumScape’s solid-state lithium-metal batteries to market.”

“As I step into this new role, I’m energized by the remarkable opportunity that QuantumScape has to shape an entire industry,” said Dr. Sivaram, QuantumScape president and CEO. “QuantumScape’s exceptional technology, large addressable market, customer demand and brilliant and motivated team have set us up with the potential to have a tremendous impact on the automotive industry and the broader world. A lot of work remains to be done and it will not be without challenges and I’m honored to be entrusted with this responsibility. I am determined to see us achieve our ambitious vision.”

“Since joining QuantumScape, Siva has been an excellent collaborator; his experience with global manufacturing is already proving instrumental in establishing a strong platform from which we’ll build future full-scale commercial growth,” said Frank Blome, CEO of PowerCo and QuantumScape board member. “We thank Jagdeep for his tremendous leadership from the founding of QuantumScape through all the industry-leading achievements during his tenure as the CEO. He has been a great partner for the Volkswagen Group and PowerCo and I look forward to his continued leadership as Chairman of the board.”

“Jagdeep has always had a compelling vision for the company and a passion to tackle the hardest and most important challenges. He assembled a world-class team and together we have made some groundbreaking scientific and engineering advancements in lithium metal batteries,” said Tim Holme, co-founder and CTO of QuantumScape. “I believe that Siva's experience in scaling and manufacturing products at high volume with exacting quality standards will build on our momentum and lead us through the next phase.”

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About QuantumScape Corporation

QuantumScape is on a mission to transform energy storage with solid-state lithium-metal battery technology. The company’s next-generation batteries are designed to enable greater energy density, faster charging and enhanced safety to support the transition away from legacy energy sources toward a lower carbon future. For more information, visit www.quantumscape.com.

About Dr. Siva Sivaram

Dr. Siva Sivaram joined QuantumScape as President in September 2023. Previously, he served as President of Technology and Strategy at Western Digital, a leader in data storage. Prior to Western Digital, Dr. Sivaram was Executive Vice President of Memory Technology at SanDisk. Before that, he founded and headed Twin Creek Technologies, an American manufacturer specializing in novel solar cells and equipment, and held several leadership positions for global technology manufacturers, including Intel and Matrix Semiconductor – the pioneer in 3D semiconductors. Dr. Sivaram holds a Ph.D. and M.S. in materials science from Rensselaer Polytechnic Institute and a B.S. in mechanical engineering from the National Institute of Technology.

Forward-Looking Statements

Certain information in this press release may be considered “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s plans and objectives for future operations and the prospects and timing of the management change. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements, including due to challenges related to the management transition, the building out of high volume processes, and the achievement of the quality, consistency, reliability, safety, cost and throughput required for commercial production and sale, changes in economic and financial conditions and due to other factors discussed in the section titled “Risk Factors” in our Annual Report and Quarterly Reports and other documents filed with the Securities and Exchange Commission from time to time. Except as otherwise required by applicable law, the company disclaims any duty to update any forward-looking statements.